UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): March 30, 2018

Hostess Brands, Inc.
(Exact name of registrant as specified in its charter)

Delaware	1-37540	47-4168492
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1 East Armour Boulevard, Kansas City, Missouri		64111
(Address of principal executive offices)		(Zip Code)
(816) 701-4600
(Registrant’s telephone number, including area code)
Not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

☐ Emerging growth company

☐ If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to section 13(a) of the Exchange Act.

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Chief Executive Officer and President

As previously announced, Mr. William Toler retired as the Chief Executive Officer and President of Hostess Brands, Inc. (the “Company”) on March 30, 2018. The Company’s search for a new chief executive officer and president remains in process. Mr. C. Dean Metropoulos, the Company’s Executive Chairman who expanded his duties when Mr. Toler announced his retirement to ensure continuity of leadership, is serving as Chief Executive Officer and President on an interim basis.

Mr. Metropoulos will not receive any additional compensation for his service in these roles. The information regarding Mr. Metropoulos required by Item 5.02(c) of Form 8-K is set forth in the Company’s Definitive Proxy Statement on Schedule 14A for its 2017 annual meeting of stockholders, filed with the Securities and Exchange Commission on April 28, 2017, and is incorporated herein by reference.

Annual Incentive Plan

On March 30, 2018, the Compensation Committee of the Board of Directors of the Company adopted the Hostess Brands Incentive Compensation Plan (the “Annual Incentive Plan”). The Annual Incentive Plan provides eligible employees with an opportunity to earn an annual cash bonus based on the Company’s achievement of Net Revenue and EBITDA goals, as well as the achievement of strategic goals based on individual and functional team performance. Full time salaried employees of the Company and its subsidiaries serving in certain designated positions, including all of the Company’s named executive officers, are eligible to participate in the Annual Incentive Plan. If and to the extent that annual cash bonuses are earned under the Annual Incentive Plan, payment will be made on or about March 15th of the year following the year of performance.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HOSTESS BRANDS, INC.

Date: April 2, 2018	By:	/s/ Thomas Peterson
	Name:	Thomas Peterson
	Title:	Executive Vice President, Chief Financial Officer